Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-118932) of our report dated March 26, 2004, except for Note 24, as to which the date is June 15, 2004, relating to the consolidated financial statements of OJSC Mobile TeleSystems and subsidiaries, which appears in the Annual Report on Form 20-F/A of Deutsche Telekom AG for the year ended December 31, 2003. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ ZAO Deloitte & Touche CIS

January 10, 2005
Moscow, Russia